Exhibit 99.3

Please note that the notes contained herein should be read in conjunction with and correspond to the specific slides in Exhibit 99.2, the ASH Presentation.

NOTE PAGES

Prepared for the 2010 Annual Meeting of the American Society of Hematology.
For the oral presentation titled “The Bruton’s Tyrosine Kinase Inhibitor PCI-32765 is Well Tolerated and Demonstrates Promising Clinical Activity In Chronic Lymphocytic Leukemia (CLL) and Small Lymphocytic Lymphoma (SLL): An Update on Ongoing Phase 1 Studies” presented by Jan Burger MD, PhD.
December 5, 2010

Slide 1: Introduction

Slide 2: Investigator Disclosures

Slide 3: PCI-32765 is a potent, oral, irreversible small-molecule inhibitor of Btk, covalently binding the target at cysteine-481. Once daily oral dosing results in 24-hour sustained target occupancy.

Slide 4: CLL abstracts at this meeting demonstrate that Btk appears to be involved in a number of processes. These include BCR-dependent growth and survival, CLL cell trafficking and potentially retention in the tissue compartment. Specifically, inhibition of Btk results in the blockade of BCR related pro-survival signals, thereby causing apoptosis and inhibiting induced proliferation as shown by the Ohio State University CLL research group in an abstract at this meeting. Additionally, our laboratory has demonstrated that inhibition of Btk with PCI-32765 markedly decreases CLL cell responses to chemotactic factors elaborated by stromal cells, such as CXCL12 and CXCL13, resulting in diminished CLL cell migration and homing capabilities.

Slide 5: This slide summarizes the patients included in this pooled analysis. 16 patients with either CLL or SLL were treated as part of a Phase Ia multi-cohort dose-escalation trial of PCI-32765 in patients with relapsed or refractory B-cell malignancies. The median follow-up time of this cohort is ~8 months. Two dosing schedules, a 28-day-on/ 7-day-off regimen and a continuous daily oral dosing regimen, were evaluated in this trial. The distribution of patients within the various dosing cohorts is noted here.

38 patients in this analysis were enrolled in an ongoing Phase IB/2 trial of single-agent PCI-32765 in CLL or SLL. This is a two-cohort trial, including patients with relapsed or refractory disease following at least 2 treatment regimens, and a cohort of patients over 65 years old with treatment naïve disease. Distribution by previous treatment status is noted here. The median follow-up time for this cohort is less than 2 months.

Slide 6: In the overall population, the median age was 68 years, 87% of patients had CLL, the remainder SLL. The distribution of patients among the different clinical stages is shown. The median number of prior regimens was 3. Of those patients with relapsed or refractory disease, nearly all received prior nucleoside analogue and anti-CD20 therapy.

Slide 7: In this pooled analysis we wished to better characterize the nature and kinetics of the response to PCI-32765 in CLL. PCI-32765 is one of a new class of BCR signaling inhibitors, and, similar to other inhibitors of this pathway, the kinetics of response differ between the peripheral blood and the nodal compartments. We also wished to summarize the current status of the two studies with respect to best response, patient disposition, and time on treatment. Finally, we will summarize the adverse event profile of PCI-32765 on a larger and more diverse population of patients.

Slide 8: The next few slides will describe the characteristics of response to PCI-32765. As measured by CT scan every 2 months, patients treated with PCI-32765 typically had an immediate and marked nodal response to treatment, expressed here as reduction in aggregate lymph node size. in the 39 patients in this series with evaluable nodal disease, 87% of patients have achieved a nodal response. There have been no cases of primary lymph node progression.

(NOTE: 15 patients are not included in this graph: Patients who had normal node size (< 1 cm) (N=5); patients who were TETE (N=5); N=4 discontinued before post-treatment measurements were taken and N=1 was a clinical PD.)

Slide 9: In this slide, we integrate the effect of PCI-32765 on lymphadenopathy and lymphocytosis over time in patients with at least 6 months follow-up, in order to describe the kinetics of peripheral blood and nodal response.

The blue curve represents the median changes in lymphocyte counts relative to baseline over time; the red curve represents median change in aggregate lymph node measurement. Upon initiation of PCI-32765, two effects are evident. First, as noted in the previous slide, there is typically a rapid reduction in lymph node size. Simultaneously, the majority of patients exhibit a rise in circulating lymphocyte count. There is patient-to-patient variability in regard to the timing and peak of the magnitude of lymphocytosis. However, all patients exhibit a gradual and constant decrease in lymphocyte count over time, resulting in an eventual normalization of circulating lymphocytes.

Again, this curve represents an average curve for the population of patients with longer follow-up; the time to normalization of circulating lymphocytes varies from patient-to-patient dependent on the peak magnitude of the initial lymphocytosis.

Also of note, there was a characteristic “saw-tooth” pattern to the circulating lymphocyte count in the Phase 1A study.  Our hypothesis is that this is related to the 28 day on/ 7-day off treatment schedule used in this study, and is related to changes in lymphocyte homing during the 7-day treatment holiday. As you will see in the next slide…

Slide 10: The “saw-tooth” pattern of lymphocytosis tends to disappear with the continuous daily dosing schedule, as illustrated in this individual case from the Phase 1B/II trial. The absence of a “saw-tooth” pattern in patients receiving PCI-32765 continuously suggests a continuous inhibition of lymphocyte homing.

The characteristic rapid nodal response with initial lymphocytosis, and subsequent lymphocyte normalization, is again evidenced, with a smoother rise and fall of circulating lymphocytes. This case also illustrates the difficulty of applying the standard CLL response criteria to this class of agents. While this patient has experienced a major nodal response and symptomatic improvement, the circulating lymphocyte count while continuing to decrease over time has not yet decreased to 50% below baseline. For this reason, he does not yet meet criteria for overall partial response. Since many of the patients in the current series, with limited follow-up, meet this description, we will refer to a category not presently included in the standard response criteria, “nodal response with lymphocytosis”, to characterize this observation.

Slide 11: This slide describes the best-response-to-date. For the Phase Ia trial, shown here on the right, with a median follow-up of 8 months, there are 13 evaluable patients. Of these patients, there has been 1 CR, 8 PRs and 2  patients with a nodal response with lymphocytosis. Two additional patients had stable disease. There have been only 3 patients with disease progression, and an additional 3 patients discontinued treatment for reasons other than progressive disease. Of note, 3 of the patients now categorized as overall PR, initially had nodal response with lymphocytosis.

On the left we see that 32 of the 38 patients in the Phase Ib study are evaluable, though with less than 2 months median follow-up. Of these patients, there are 8 PRs and an additional 17 patients with a nodal response with lymphocytosis. An additional six patients have stable disease.

Slide 12: This slide summarizes time-on-study for the two cohorts. The majority of patients, in both the longer and shorter-term follow-up cohorts, remain free-of progression or dose-limiting toxicity. 10 of 16 patients from the Phase Ia, noted in the bottom part of this time-on-study graph, continue on treatment with a median follow-up of ~8 months.

Slide 13: On this slide are the most frequently reported adverse events to date, regardless of relatedness to study treatment. Grade 3 or greater events, represented in this graph by yellow or red shading, have been uncommon.

Slide 14: The vast majority of events have been mild in severity. Diarrhea, nausea, and fatigue have been the most commonly reported adverse events, with most of the reports occurring early in treatment (cycles 1 or 2).

Slide 15: This slide summarizes the profile of higher-grade laboratory adverse events to date. Significant myelosuppression has been infrequent; with grade 3 or greater thrombocytopenia or neutropenia reported in less than 5% of patients. Significant hepatic or renal toxicity has been absent. In addition, with longer-term follow-up, there has been no evidence of cumulative toxicity, either overall, or related to specific events.

Slide 16: To conclude: The oral BTK inhibitor PCI32765 is active and well tolerated in CLL.  Rapid lymph node responses associated with transient lymphocytosis has been noted with continuous dosing.  This has been observed with other agents targeting B-cell receptor signaling.   Given the favorable response and toxicity profile, further pursuit of this agent in single agent and combination trials is warranted.

Slide 17: Transition to back up slides

Slide 18: Frequency of adverse events

Slide 19: Response

NOTE:

This presentation may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words "anticipate", "believe", "estimate", "expect", "expectation", "should", "would", "project", "plan", "predict", "intend" and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. For a discussion of the risk factors and other factors that may affect our results, please see the Risk Factors section of our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this presentation to conform these statements to actual results, to changes in management's expectations or otherwise, except as may be required by law.